Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is entered into as of June 14, 2011 (“Effective Date”), by and between Arista Place, LLC (“Landlord”), 555 Eldorado Blvd., Suite 200, Broomfield, Colorado 80021 and ARCA biopharma Inc., (f/k/a ARCA Discovery, Inc.) a Delaware corporation, (“Tenant”), 8001 Arista Place, Suite 200, Broomfield, Colorado 80021. Landlord and Tenant are sometimes collectively referred to herein as the “Parties” and each, a “Party.”

RECITALS

A. The Parties have executed that certain Lease dated February 8, 2008 (the “Lease”) whereby Tenant leased a portion of the second (2nd) floor of the building known as 8001 Arista Place, Broomfield, Colorado (“Building”) comprising approximately 15,000 rentable square feet (“Premises”).

B. The Parties desire to amend the Lease to a different premises location in the Building, to provide for tenant finish and a new lease rate and to otherwise amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference.

2. As consideration for the vacating of the current Premises and re-location to the New Premises (defined below), the Parties have agreed Tenant shall pay the sum of Two Hundred Thousand Dollars ($200,000.00) to the Landlord (the “Relocation Consideration”) to be used to pay for Landlord’s Work in the New Premises. Within five (5) business days of the Effective Date hereof, Tenant shall pay to Landlord the sum of Two Hundred Thousand Dollars ($200,000.00).

3. Paragraph 1.1(g) of the Lease is hereby stricken and replaced with the following:

(g) NEW PREMISES: A portion of the fourth (4th) floor of the “end cap” of the Building comprising approximately 4,420 square feet of Rentable Area as depicted on Exhibit A-1 together with the dedicated, non-exclusive parking in the Parkade parking structure garage adjacent to the Building; provided, however, that the Rentable Area of the New Premises shall be subject to adjustment based on the actual measurements made by Landlord’s Building architect and pursuant to a certificate executed by Landlord’s Building architect certifying such adjustment. The term New Premises and Premises as used in the Lease shall mean the New Premises. Landlord will use best efforts to deliver the New Premises with all of Landlord’s Work (hereinafter defined) Substantially Completed (hereinafter defined) by October 31, 2011 (“Anticipated Delivery Date”).

4. Paragraph 1.1(h) is modified as follows:

The second and third paragraphs of Exhibit C are modified (in bold) as follows:

First Extended Term. The first Extended Term, if exercised by Tenant, shall commence upon the expiration of the primary 5-year term of this Lease and shall expire on the date that is three (3) years after such date. Tenant must exercise its right to extend the Term for the first Extended Term, if at all, by written notice to Landlord given not later than the date that is ninety (90) days prior to the expiration date of the primary 5-year term of this Lease. All of the terms and conditions of the Lease shall remain in full force and effect during the first Extended Term, except for the amount of Base Rent, which shall be the Market Rate (as defined below).

Second Extended Term. The second Extended Term, if exercised by Tenant, shall commence upon the expiration of the first Extended Term and shall expire on the date that is three (3) years after such date. If the Tenant fails to exercise the first Extended Term, the option to extend for the second Extended Term shall be null and void. Tenant must exercise its right to extend the Term for the second Extended Term, if at all, by written notice to Landlord given not later than the date that is ninety (90) days prior to the expiration date of the first Extended Term. All of the terms and conditions of the Lease shall remain in full force and effect during the second Extended Term, except for the amount of Base Rent, which shall be the Market Rate.

5. Paragraph 1.1(i) of the Lease is stricken in its entirety and replaced with the following:

COMMENCEMENT DATE: The date that Landlord delivers to Tenant, and Tenant accepts from Landlord, the New Premises with Landlord’s Work Substantially Completed.

6. Paragraph 1.1(j) of the Lease is stricken in its entirety and replaced with the following:

NEW RENT COMMENCEMENT DATE: Provided Landlord has delivered the New Premises in the condition required herein, the date that Tenant (or any person claiming by, through or under Tenant) occupies all or any portion of the New Premises for the conduct of its business shall be the New Rent Commencement Date and Tenant shall commence payment of the New Base

Rent. Once the New Rent Commencement Date is determined, the parties shall, at the request of either Landlord or Tenant, execute a certificate memorializing the New Rent Commencement Date, the Termination Date, the Rentable Area, and the Fixed Monthly Rent schedule. The term New Rent Commencement and Rent Commencement as used in the Lease shall mean the New Rent Commencement.

7. Paragraph 1.1(l) is modified to reflect a NEW BASE RENT of $18.25 per square foot, effective as of the New Rent Commencement Date. The term New Base Rent and Base Rent as used in the Lease shall mean the New Base Rent.

8. Paragraph 1.1 (q) and 1.1(r) are modified to reflect “none.”

9. Paragraph 1.1(z) is modified with a new Exhibit D and D-1 reflecting Landlord’s Work for the New Premises.

10. Paragraph 2.3 is stricken in its entirety.

11. Paragraph 2.4 is stricken in its entirety.

12. Paragraph 2.5 of the Lease is stricken in its entirety and replaced with the following:

(a) On the New Commencement Date, Landlord shall deliver to Tenant, subject to Tenant’s acceptance, the New Premises with Landlord’s Work Substantially Completed. Landlord shall provide Tenant with not less than ten (10) days prior written notice of the date on which Landlord intends to deliver the Premises to Tenant with Landlord’s Work Substantially Completed.

(b) deleted in its entirety

(c) deleted in its entirety

13. As of the New Rent Commencement Date, the Tenant shall have the right to terminate this Lease upon not less than three (3) months prior written notice to Landlord (“Termination Right”). In the event Landlord fails to deliver the New Premises within ten (10) days of the Anticipated Delivery Date, Tenant shall have the right to exercise such Termination Right as of such date.

14. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease. To the extent that the provisions of this Amendment conflict with any provisions of the Lease, such provisions of this Amendment shall prevail and govern for all purposes and in all respects.

15. This Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.

16. This Amendment (a) shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns (except as expressly otherwise provided in the Lease), and (b) shall be governed by and construed in accordance with the laws of the State of Colorado.

17. Except as otherwise specially amended and modified hereby, the Lease shall remain in full force and effect, and the Parties hereby confirm and ratify the terms and conditions of the Lease.

18. To the extent that the provisions of this Amendment conflict with any provisions of the Lease, such provisions of this Amendment shall prevail and govern for all purposes and in all respects.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

LANDLORD:		TENANT:

ARISTA PLACE LLC, a Colorado limited liability company		ARCA BIOPHARMA, INC. a Delaware corporation

By:	/s/ Tim Wiens	By:	/s/ Patrick Wheeler

Name:	Tim Wiens	Name:	Patrick Wheeler

Title:	Manager	Title:	Chief Financial Officer

Date:	June 10, 2011	Date:	June 14, 2011